UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest reported event): March 19, 2008

Commission File No. 001-33399

COMVERGE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	22-3543611
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Eagle Rock Avenue, Suite 190

East Hanover, New Jersey 07936

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (973) 884-5970

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 19, 2009, the Compensation Committee of the Board of Directors of Comverge, Inc. approved the 2008 bonus plan for Comverge's executive management. Consistent with the 2007 bonus plan, the 2008 bonus plan is intended to create financial incentives for the participants to perform their jobs with the objective of increasing stockholder value. The 2008 bonus plan consists of a cash bonus award and a long-term incentive equity award, which is consistent with the prior year's bonus plan. Participants in the 2008 bonus plan include the following individuals (the "Officers"):

  Robert M. Chiste, Chairman of the Board, Chief Executive Officer and President;
  Frank A. Magnotti, President and Chief Operating Officer of Alternative Energy Resources Group;
  Dean W. Musser, President and Chief Operating Officer of Enerwise Group;
  Edward J. Myszka, President and Chief Operating Officer of Smart Grid Solutions Group; and
  Michael D. Picchi, Chief Financial Officer and Executive Vice President.

Messrs. Chiste, Magnotti, Myszka and Picchi are each a named executive officer for Comverge's fiscal year ended December 31, 2007.

Bonus targets are calculated as a percentage of a participant's base salary and provide a range of potential payments based on performance levels that begin with no bonus below a threshold performance level, a target level and a maximum level. Awards under the 2008 bonus plan will be made based on the achievement of defined financial targets and specific non-financial objectives established for each participant. The financial targets for each participant in the 2008 bonus plan consist of company-wide and business-group revenue and earnings before interest, taxes, depreciation, amortization, and non-cash stock compensation expense. The non-financial objective is based on the execution of new, or expansion of current, VPC contracts, measured in megawatts, for 2008.

The aggregate cash payments under the 2008 plan to the Officers range from $371,250 if each of the Officers achieve his respective threshold performance levels to a maximum of $1,485,000 if each of the Officers achieves the maximum level of his respective performance levels. The value of the awards under the long-term equity incentive portion of the 2008 bonus plan are also based on achieving the same performance levels. The following table summarizes, for each Officer, the value of potential long-term equity awards under the 2008 bonus plan.

Cash Value of Potential Long-term Equity Bonus
Officer	Title	Threshold	Target	Maximum
Robert Chiste	Chief Executive Officer, President and Chairman of the Board	$900,000*	$1,200,000*	$1,500,000*
Frank Magnotti	President and Chief Operating Officer, Alternative Energy Resources Group	$254,250*	$337,500*	$423,000*
Dean Musser	President and Chief Operating officer, Enerwise Group	$254,250*	$337,500*	$423,000*
Edward Myszka	President and Chief Operating officer, Smart Grid Solutions Group	$254,250*	$337,500*	$423,000*
Michael Picchi	Executive Vice President and Chief Financial Officer	$237,300*	$315,000*	$394,800*

* The dollar amount shown represents the cash value of the equity portion of the 2008 bonus plan with respect to the individuals shown. Equity awards under the 2008 bonus plan will be granted in the form of options and restricted stock in the manner summarized in the paragraph following this table and the number of options or shares, as applicable, will be determined based on the then-current per share price for our common stock.

The Compensation Committee will determine the actual amount of bonus earned by each of the 2008 bonus plan participants after December 31, 2008, following Comverge's preparation of its financial statements for fiscal 2008 and the completion of the audit of those financial statements by Comverge's independent registered public accounting firm. Any equity award under the 2008 plan will be apportioned; 75% in the form of stock options and 25% in the form of restricted stock, with options having a seven year term and vesting in equal quarterly installments over the four years following the date of grant and the shares of restricted stock will vest in full on the third anniversary of the date of grant. The restricted stock will be valued at the fair market value of the shares on the date of grant, and the options will be valued at 50% of the value of the restricted stock.

In addition to his participation in the 2008 bonus plan, the Compensation Committee also approve an additional potential bonus for Mr. Magnotti for every new capacity contract executed where the contract (a) has been executed by all parties, (b) has received final regulatory approval, and (c) has at least one megawatt of capacity installed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMVERGE, INC.

By: /s/ Michael Picchi

Name: Michael Picchi

Title: Chief Financial Officer

Dated: March 21, 2008